                                                                    Exhibit 99.3


               FIRST AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

          FIRST AMENDED AND RESTATED STOCKHOLDERS AGREEMENT, dated as of January 20, 1999, by and among CENTENNIAL CELLULAR CORP., a Delaware corporation and the successor by merger to CCW Acquisition Corp. (the "Company"), the several persons named in Schedule I hereto (each a "WCAS Purchaser" and collectively the "WCAS Purchasers"), the several persons named in Schedule II hereto (each a "Blackstone Purchaser" and collectively the "Blackstone Purchasers"), the several persons named in Schedule III hereto (each a "Signal Purchaser" and collectively the "Signal Purchasers"), the several persons named in Schedule IV hereto (each a "Management Purchaser" and collectively the "Management Purchasers") and the several persons named in Schedule V hereto (each a "Guayacan Purchaser" and collectively the "Guayacan Purchasers"). The WCAS Purchasers, the Blackstone Purchasers, the Signal Purchasers, the Management Purchasers and the Guayacan Purchasers are herein sometimes referred to collectively as the "Stockholders."

          WHEREAS, CCW Acquisition Corp. ("CCW") and the Stockholders other than the Guayacan Purchasers entered into a Securities Purchase Agreement, dated as of December 29, 1998 (the "Purchase Agreement"), pursuant to which (i) CCW sold to the Stockholders an aggregate 28,915,662 shares of Class A Common Stock, $.01 par value ("Common Stock"), of the Company, and (ii) the Company issued to one of the Stockholders a Senior Subordinated Note of the Company due 2009, in the principal amount of $180,000,000 (the "Note");

          WHEREAS, in connection therewith, on January 7, 1999 the Company and each of the Stockholders other than the Guayacan Purchasers executed and delivered a Stockholders Agreement (the "Original Stockholders Agreement") setting forth certain arrangements among themselves with respect to the governance of the Company and the other matters set forth therein;

          WHEREAS, upon the merger of CCW with and into the Company on January 7, 1999, the Company succeeded to all the rights and obligations of CCW under the Purchase Agreement and the Original Stockholders Agreement; and

          WHEREAS, the Company and the Stockholders desire to amend and restate such Original Stockholders Agreement in its entirety, as more particularly set forth herein;

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

          SECTION 1.  Voting Agreement.
                      ----------------

          (a) From and after the Closing Date (as defined in the Purchase Agreement), at each annual or special stockholders meeting called for the election of directors, and whenever the stockholders of the Company act by written consent with respect to the election of directors, each Stockholder agrees to vote or otherwise give such Stockholder's consent in respect of all shares of capital stock of the Company (whether now or hereafter acquired) owned by such Stockholder, and take all other appropriate action, and the Company shall take all necessary and desirable actions within its control, in order to cause:

          (i) the authorized number of directors on the Board of Directors of the Company (the "Board") to be established at nine;

          (ii)   the election to the Board of:

                 a) three directors designated by the holders of a majority of the Common Stock then held by all WCAS Purchasers (the "WCAS Designees") so long as the WCAS Purchasers own (in the aggregate) not less than 25% of the shares of Common Stock owned by them on the date hereof, which directors will initially be Thomas E. McInerney, Anthony
          J. de Nicola and Rudolph E. Rupert;

                 b) two directors designated by the holders of a majority of the Common Stock then held by all Blackstone Purchasers (the "Blackstone Designees") so long as the Blackstone Purchasers own (in the aggregate) not less than 25% of the shares of Common Stock owned by them on the date hereof, which directors will initially be Mark T. Gallogly and Lawrence H. Guffey; and

                 c) the Chief Executive Officer and the Chief Operation Officer of the Company (initially Michael J. Small and Rudy J. Graf, respectively);

     all of which persons shall hold office, subject to their earlier removal in accordance with clause (iii) below, the By-laws of the Company and applicable corporate law, until their respective successors shall have been elected and shall have qualified;

          (iii) the removal from the Board (with or without cause) of any director elected in accordance with subpart a) or b) of clause (ii) above upon the written request of the Stockholders that designated such director;

          (iv) upon any vacancy in the Board as a result of any individual designated as provided in clause (ii) above ceasing to be a member of the Board, whether by resignation or otherwise, the election to the Board as promptly as possible of an individual designated by the Stockholders that designated such individual (or, in the case of a director specified in subpart c) of clause (ii) above, an individual meeting such qualifications); and

          (v) their respective designees to the Board of Directors of the Company to elect Thomas E. McInerney (or such other person as may be designated by the WCAS Purchasers) as Chairman of the Board of Directors.

          (b) The two directors not designated pursuant to clause (ii) of paragraph (a) above shall be directors (the "Outside Directors") that shall be elected by the stockholders of the Company. In any such election, the Stockholders shall vote their shares only for persons that (x) are not employees or officers of (i) the Company or any of its subsidiaries or (ii) the Stockholders or their respective stockholders, members or partners and (y) otherwise qualify as "independent directors" under the rules applicable to Nasdaq National Market companies as in effect on the date hereof and satisfy any other requirements under applicable law or the rules of any exchange or quotation system on which the Common Stock is then listed or traded.

          (c) Each Stockholder agrees to use its best efforts to cause its designees to the Board to vote or otherwise give such Director's consent to the creation and maintenance of:

          (i) a Compensation Committee of the Board consisting of three directors, two of whom shall be WCAS Designees, if any then exist, and the third of whom shall be a Blackstone Designee, if any then exist, which Compensation Committee shall approve all grants of stock options to employees of the Company, all increases in compensation of officers of the Company, all annual bonuses granted to officers of the Company and all other employee benefits (including, without limitation, vacation policy, benefit plans, company automobiles and insurance) granted to officers of the Company, and shall have such other duties and responsibilities as the Board of Directors may from time to time determine;

          (ii) an Audit Committee of the Board of Directors, consisting of three directors, one of whom shall be a WCAS Designee, if any then exist, one of whom shall be a Blackstone Designee, if any then exist, and one of whom shall be an Outside Director, which Audit Committee shall review and approve the financial statements of the Company as audited by the Company's independent certified public accountants, and shall have such other duties and responsibilities as the Board of Directors may from time to time determine; and

          (iii) such other committees as the Board shall from time to time deem appropriate, consisting of at least two directors, at least one of whom shall be a WCAS Designee, if any then exist, and at least one of whom shall be a Blackstone Designee, if any then exist, which committees shall have such duties and responsibilities as the Board may from time to time determine.

          To the extent there are no WCAS Designees or Blackstone Designees, the committee seats allocated to them above shall be filled as the Board shall determine.

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

          (d) No Stockholder shall grant any proxy or enter into or agree to be bound by any voting trust with respect to Common Stock held by it, nor shall any Stockholder enter into any stockholder agreement or arrangement of any kind with respect to Common Stock held by it, which conflicts or is inconsistent in any manner with the provisions of this Agreement.

          SECTION 2.  Restrictions on Transfers by Management Purchasers.  In
                      --------------------------------------------------
addition to the other restrictions set forth herein, each Management Purchaser hereby agrees that such Management Purchaser shall not sell or in any other way, directly or indirectly, transfer, assign, distribute or otherwise dispose of any shares of capital stock (whether now owned or hereafter acquired) then held by such Management Purchaser except:

          (i) any transfer made with the prior written consent of the holders of a majority in interest of the shares of Common Stock then held by the WCAS Purchasers;

          (ii) any transfer by such Management Purchaser to the spouse or lineal descendants of such Management Purchaser, including without limitation any transfer by bequest or devise, or to a trust or trusts for the benefit of such Management Purchaser or any of the foregoing;

          (iii) any transfer of shares of capital stock that are the subject of an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"); or

          (iv) any transfer of shares of capital stock pursuant to Section 3 or 4 hereof;

provided, in the case of a transfer pursuant to clause (i) or (ii) above, that
--------
any such transferee that is not already a party to this Agreement shall agree in writing to be bound by, and to comply with, all provisions of this Agreement as though such transferee were a Management Purchaser.

          SECTION 3.  Tag-Along Rights.
                      ----------------

          (a) Subject to the provisions of paragraph (d) below, if a WCAS Purchaser or group of WCAS Purchasers (for purposes of this Section 3, a "Selling Stockholder") wishes to directly or indirectly sell, transfer or otherwise dispose of all or any portion of the Common Stock held by him, her or it at any time, then such Selling Stockholder shall promptly deliver a notice (an "Offering Notice") to the Company in writing of the proposed transfer, specifying the number of such shares of Common Stock to be transferred by such Selling Stockholder (such specified shares, the "Offered Shares"), the name of the proposed purchaser or purchasers, the proposed purchase price per share, the proposed date of transfer, the payment terms and all other material terms and conditions thereof. In the event that the terms and/or conditions set forth in the Offering Notice are thereafter amended in any respect, the Selling Stockholder shall also give written notice (an "Amended Notice") of the amended terms and conditions of the proposed transaction to the Company. Upon its receipt of any Offering Notice or Amended Notice, the

Company shall promptly, but in all events within three (3) business days of its receipt thereof, forward copies thereof to each of the Blackstone Purchasers, Signal Purchasers, Management Purchasers and Guayacan Purchasers (collectively, the "Other Stockholders"). The Selling Stockholder shall provide such additional information with respect to the proposed transfer as may be reasonably requested by the Company or the Other Stockholders.

          (b) Each Other Stockholder shall have the right and option, exercisable upon written notice to the Company and the Selling Stockholder within 15 days after receipt by such Other Stockholder of the Offering Notice, or, if later, within 7 days after receipt by such Other Stockholder of the most recent Amended Notice, to participate in the proposed transfer of shares by the Selling Stockholder to the proposed purchaser on the same terms and conditions as the Selling Stockholder (such participation right being hereinafter referred to as a "tag-along" right); provided that no Other Stockholder shall be required
                            --------
to make any representations or warranties or covenants, or bear any liability, with respect to any other Stockholder or with respect to the Company or the Company's business other than such Other Stockholder's pro rata share (based on the number of shares of Common Stock to be transferred) of any indemnity obligations for representations and warranties regarding the Company or its business. Each Other Stockholder may participate in such transfer with respect to all or any part of that number of shares of Common Stock which is equal to the product obtained by multiplying (i) the number of Offered Shares by (ii) a fraction, the numerator of which is the number of shares of Common Stock at the time owned by such Other Stockholder and the denominator of which is the aggregate number of shares of Common Stock then owned by the Stockholders. Any Other Stockholders that have not notified the Selling Stockholder and the Company of their intent to exercise their tag-along rights within 7 days after receipt of an Amended Notice shall be deemed to have elected not to exercise such rights with respect to the transaction contemplated by such Amended Notice (regardless of their election pursuant to the Offering Notice or any prior Amended Notice relating to such transaction), but only if such Amended Notice sets forth the provisions of this sentence.

          (c) Any Other Stockholder participating in the proposed disposition shall deliver to the Company, as agent for such Other Stockholder, for transfer to the proposed acquiror one or more certificates, properly endorsed for transfer and with all stock transfer taxes paid and stamps affixed, which represent the number of shares of Common Stock that such Other Stockholder elects to dispose of pursuant to paragraph (b) above. The consummation of such proposed disposition shall be subject to the sole discretion of the Selling Stockholder, who shall have no liability or obligation whatsoever to any Other Stockholder participating therein other than to obtain for such Other Stockholder the same terms and conditions as those set forth in the Offering Notice (or most recent Amended Notice, as the case may be). Upon the consummation of any such sale, the Company (i) shall transfer to the acquiror a stock certificate or certificates representing the number of shares of Common Stock to be disposed of by any Other Stockholders and (ii) shall promptly thereafter remit to each Other Stockholder (i) that portion of the proceeds of the disposition to which such Other Stockholder is entitled by reason of such participation and (ii) a stock certificate representing any balance of shares of Common Stock that were not so

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

disposed of (or all shares of Common Stock, in the event the proposed disposition is not consummated).

          (d) Anything to the contrary herein notwithstanding, the provisions of this Section 3 shall not apply to (i) any transfer by a WCAS Purchaser to any other WCAS Purchasers or affiliates thereof, (ii) any distribution or transfer by any WCAS Purchaser that is a limited partnership to its limited partners or
(iii) in the case of a WCAS Purchaser who is an individual, transfer by such WCAS Purchaser to the spouse or lineal descendants of such WCAS Purchaser, including, without limitation, transfer by bequest or devise, or to a trust or trusts for the benefit of such WCAS Purchaser or any of the foregoing; provided that in the case of a transfer pursuant to clause (i) or (iii) above, such transferee agrees in writing to be bound by this Agreement as though such transferee were a WCAS Purchaser.

          (e) Each WCAS Purchaser, severally and not jointly, represents and warrants to the Signal Purchasers and the Guayacan Purchasers that as of the date hereof there is no contract, commitment or understanding between such person and any Blackstone Purchaser with respect to "tag-along" or similar rights relating to shares of capital stock of the Company, other than this Agreement. Each Blackstone Purchaser, severally and not jointly, represents and warrants to the Signal Purchasers and the Guayacan Purchasers that as of the date hereof there is no contract, commitment or understanding between such person and any WCAS Purchaser with respect to "tag-along" or similar rights relating to shares of capital stock of the Company, other than this Agreement.

          (f) Each Other Purchaser hereby waives its rights under this Section 3 with respect to the transfer on the date hereof of an aggregate 170,556 shares of Common Stock from WCA Management Corporation to the Guayacan Purchasers.

          SECTION 4.  Drag-Along Rights.  In the event that any of the WCAS
                      -----------------
Purchasers or the Company receives a bona fide offer from a third party not affiliated with any WCAS Purchaser to purchase at least 80% of the outstanding shares of capital stock of the Company and a majority in interest of the WCAS Purchasers desires to accept such offer, and so long as the WCAS Purchasers collectively own a greater number of outstanding shares of Common Stock than the Blackstone Purchasers, such WCAS Purchasers shall have the right to require all (but not less than all) of the Stockholders to sell all (or such lesser percentage as may be necessary to achieve recapitalization accounting treatment, but in no event less than 80%) of the shares of capital stock (together with any options or warrants to acquire capital stock) then held by them (including all or the same percent of all shares, options and warrants held by such WCAS Purchasers) on the following terms:

          (i) such sale shall only be a sale for cash or marketable securities and all expenses of the transaction, including, without limitation, legal, accounting and investment banking fees and expenses, shall be borne by the Company (for purposes of this paragraph, "marketable securities" shall mean securities which are debt or equity securities that are actively traded on a national securities exchange located in the United States or on Nasdaq that are part of an issue with a public capitalization in excess of $100 million and that may be freely traded without limitation as to volume on such exchange or Nasdaq immediately following receipt thereof or at any time thereafter by each Stockholder);

          (ii) the proceeds from such sale (and, in the case of a sale of less than all of the outstanding shares of Common Stock of the Company, the number of shares to be sold by each Stockholder) shall be allocated among the Stockholders on a pro rata basis, based on the number of shares of
                           --- ----
     Common Stock (treating all "in the money" options and warrants as the number of shares of Common Stock issuable upon the exercise thereof, less such number of shares of Common Stock the aggregate fair market value of which (based on the value attributed in such sale) would be required to pay the aggregate exercise price therefor, and treating any shares of convertible preferred stock or debt of the Company on an "as-converted" basis) then held by each Stockholder;

          (iii) not less than 20 days prior to the closing date of such sale, such WCAS Purchasers shall notify each of the other Stockholders in writing of such sale, the terms thereof and the closing date thereof, and shall provide additional written notification promptly upon any amendment or modification to any thereof, all of which terms shall apply equally to all Stockholders except that no Other Stockholder shall be required to make any representations, warranties or covenants, or bear any liability, with respect to the Company or the Company's business or with respect to any other Stockholder;

          (iv) at the closing of such sale, each of the Stockholders shall deliver certificates evidencing the Common Stock, options and warrants then held by it and to be sold in such sale, duly endorsed for transfer or accompanied by stock powers executed in blank, against payment of the purchase price therefor by wire transfer to the account or accounts specified by such Stockholder; and

          (v) the Other Stockholders shall not be obligated to participate in such sale if all of the WCAS Purchasers shall not have concurrently sold all or the same percentage of their shares of Common Stock, options and/or warrants to be sold by them in connection with such sale.

          SECTION 5.  Preemptive Rights.
                      -----------------

          (a) The Company hereby grants to each Stockholder the right to purchase such Stockholder's Proportionate Percentage (as hereinafter defined) of any future Eligible Offering (as hereinafter defined). For the purposes of this
Section 5, the following terms shall have the meanings set forth below:

          "Proportionate Percentage" means, with respect to any Stockholder as
           ------------------------
     of any date, the result (expressed as a percentage) obtained by dividing
     (i) the number of shares of

     Common Stock owned by such Stockholder as of such date by (ii) the total number of shares of Common Stock outstanding as of such date.

          "Eligible Offering" means an offer by the Company to sell to any
           -----------------
     person or persons (including any of the Stockholders) for cash, cash equivalents or indebtedness any equity securities of the Company, or any security convertible into or exchangeable for, or carrying rights or options to purchase, equity securities of the Company, other than an offering by the Company:

               (i) of shares of Common Stock or options to purchase shares of Common Stock in connection with or pursuant to any stock option or stock purchase plan approved by the Board of Directors of the Company to full-time employees, officers, directors, consultants and/or advisors to the Company or its subsidiaries;

               (ii) in a public offering (a "Public Offering") registered under the Securities Act.

          (b) The Company shall, before issuing any securities pursuant to an Eligible Offering, give written notice thereof to each Stockholder. Such notice shall specify the security or securities the Company proposes to issue, the proposed date of issuance, the consideration that the Company intends to receive therefor and all other material terms and conditions of such proposed issuance. For a period of 15 days following the date of such notice, each Stockholder shall be entitled, by written notice to the Company, to elect to purchase all or any part of such Stockholder's Proportionate Percentage of the securities being sold in the Eligible Offering; provided, however, that if two or more securities
                               --------  -------
shall be proposed to be sold as a "unit" in an Eligible Offering, any such election must relate to such unit of securities. To the extent that elections pursuant to this Section 5(b) shall not be made with respect to any securities included in an Eligible Offering within such 15-day period, then the Company may issue such securities, but only for consideration not less than, and otherwise on no less favorable terms to the Company than, those set forth in the Company's notice and only within 60 days after the end of such 15-day period. In the event that any such offer is accepted by a Stockholder or Stockholders, the Company shall sell to such Stockholder or Stockholders, and such Stockholder or Stockholders shall purchase from the Company, for the consideration and on the terms set forth in the notice as aforesaid, the securities that such Stockholder or Stockholders shall have elected to purchase.

          SECTION  6.  Right of First Offer.
                       --------------------

          (a) If any Blackstone Purchaser (for purposes of this Section 6, a "Seller") desires to sell, exchange or in any other manner dispose of (other than in a manner permitted by Section 6(d) hereof) any shares of capital stock of the Company held by it, then such Seller shall give to the Company a written notice (a "Notice of Desire to Sell") which shall set forth in reasonable detail the class and number of shares of capital stock which it desires to sell and may, if the Seller so chooses to specify, set forth any other terms and conditions of the desired disposition. The Company shall deliver such Notice of Desire to Sell to each of the WCAS Purchasers promptly upon receipt thereof. A Seller may deliver a Notice of Desire to Sell whether or not such Seller has received an offer from a third party to purchase such shares of capital stock.

          (b) The WCAS Purchasers shall have the right, exercisable upon written notice to the Seller within 15 days after receipt of any Notice of Desire to Sell (the "Offer Notice"), to offer to purchase any or all shares of capital stock proposed to be sold by the Seller at a purchase price equal to the proposed purchase price specified in the Notice of Desire to Sell if so specified, or as proposed in the Offer Notice if not specified in the Notice of Desire to Sell, and otherwise on the terms and conditions specified in the Notice of Desire to Sell to the extent so specified and any additional terms and conditions proposed in the Offer Notice (collectively, including with respect to purchase price, the "Offer Terms"). Each Offer Notice shall state the number of shares to be purchased by the WCAS Purchasers delivering such Offer Notice (the "Purchasing Stockholders") and that the Purchasing Stockholders will purchase such shares within 45 days thereafter (or such longer period as is necessary to obtain any necessary consents or approvals or to otherwise comply with applicable law). In the event that more than one WCAS Purchaser exercises its right to offer to purchase pursuant to this paragraph (b), the allocation among such WCAS Purchasers of any shares actually sold pursuant to this paragraph (b) shall be as agreed by such WCAS Purchasers.

          (c) If the WCAS Purchasers deliver, within the period specified in paragraph (b) above, an Offer Notice with respect to capital stock that is the subject of the Notice of Desire to Sell, the Seller shall be entitled to sell such capital stock to such Purchasing Stockholders, on the Offer Terms within the 45-day period specified in paragraph (b) above (or such longer period as is necessary to obtain any necessary consents or approvals or to otherwise comply with applicable law). Following the period specified in paragraph (b) above, the Seller may (subject to any other applicable restrictions hereunder) transfer such capital stock to any third party; provided that, if an Offer Notice with
                                       --------
respect to all of such shares of capital stock was delivered within the 15 day period specified in paragraph (b) above, the Seller may not sell such shares to such third party on material terms which are the same as or more favorable, in the aggregate, to such third party than the material terms set forth in the Offer Terms. Any such sale with respect to which definitive documentation is not entered into within 60 days after the expiration of the period specified in paragraph (b) above, or which is not consummated within 60 days of the execution of such definitive documentation (or such longer period as is necessary to obtain any necessary consents or approvals or to otherwise comply with applicable law) shall again be subject to the requirements of this Section 6.

          (d) Anything herein to the contrary notwithstanding, and subject to any other applicable restrictions hereunder, no right of first offer hereunder shall apply with respect to (i) a transfer by a Blackstone Purchaser to an affiliate of such Blackstone Purchaser; provided, however, that any such
                                        --------  -------
transferee that is not already a party to this Agreement shall agree in writing to be bound by, and to comply with, all provisions of this Agreement as though such transferee were a Blackstone Purchaser, (ii) any distribution or transfer by a Blackstone Purchaser that is a limited partnership to its limited partners, (iii) any transfer by a Blackstone Purchaser to the public pursuant to an offering registered under the Securities Act or sold in compliance with Rule 144 under the Securities Act and (iv) any transfer by a Blackstone Purchaser pursuant to Section 3 or Section 4.

          SECTION 7.  Restrictions.
                      ------------

          (a) While this Agreement is in effect, in addition to any other vote of stockholders that may be required by law or by the Certificate of Incorporation of the Company, the Company shall not, without the consent of (i) the holders of a majority of the Common Stock then held by all the WCAS Purchasers and (ii) the holders of a majority of the Common Stock then held by all the Blackstone Purchasers:

          (i) amend, alter or repeal its Certificate of Incorporation or its By-laws in any manner that adversely affects the respective rights, preferences or voting power of the Common Stock, or the rights of the Stockholders hereunder, it being understood that, in the event of any such amendment or alteration that adversely affects only the Signal Purchasers, the Management Purchasers and/or the Guayacan Purchasers, such amendment or alteration shall also require the consent of a majority in interest of the Signal Purchasers, the Management Purchasers and/or the Guayacan Purchasers, as the case may be; or

          (ii) enter into, or permit any of its subsidiaries to enter into, any transaction with (w) any of its or any subsidiary's officers, directors or employees; (x) any person related by blood or marriage to any such person;
     (y) any entity in which any such person owns any beneficial interest; or
     (z) any stockholder of the Company (or any affiliate of any such stockholder) that owns, either individually or collectively with all stockholders affiliated with such stockholder, at least 25% of the outstanding capital stock of the Company; provided, however, that this
                                               --------  -------
     clause (ii) shall not apply to (A) normal employment arrangements, benefit programs and employee incentive option programs on reasonable terms, (B) any transaction with a director of the Company (or an affiliate of such director) that is approved by the Board of Directors of the Company in accordance with the provisions of Section 144(a)(1) of the Delaware General Corporation Law, (C) customer transactions in the ordinary course of business and (D) the transactions contemplated by the First Amended and Restated Registration Rights Agreement, dated as of the date hereof among the parties hereto.

          (b) Except as expressly set forth in Section 1 hereof, each Stockholder agrees not to, and agrees to cause its affiliates not to, directly or indirectly, alone or in concert with others, without the prior written consent of the holders of a majority of the shares of Common Stock held by the WCAS Purchasers, take any of the following actions set forth below:

          (i) effect, seek, offer, engage in, propose (whether publicly or otherwise) or participate in:

                 a) any acquisition of beneficial ownership of equity or debt securities of the Company or any of its subsidiaries other than (1) pursuant to Section 5 hereof, (2) acquisitions from other Stockholders or (3) any stock dividend, stock reclassification or other distribution or dividends to the holders of Common Stock generally;

                 b) any tender or exchange offer, merger, consolidation, share exchange, business combination, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction involving the Company or any material portion of its business or any purchase of all or any substantial part of the assets of the Company or any material portion of its business; or

                 c) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission ("SEC")) without regard to the exclusion set forth in Section 14a-1(1)(2)(iv) under the Exchange Act from the definition of "solicitation") with respect to the Company or any of its affiliates or any action resulting in Stockholder or any of its affiliates becoming a "participant" in any "election contest" (as such terms are used in the proxy rules of the SEC) with respect to the Company or any of its subsidiaries;

          (ii) propose any matter for submission to a vote of stockholders of the Company;

          (iii) seek to place a representative on the Company Board, or seek the removal of (other than for cause or in accordance with Section 1(a)(iii)) any director of the Company; or

          (iv) form, join or in any way participate in or assist in the formation of a group (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Common Stock, other than any such group consisting exclusively of Stockholders and their affiliates.

          SECTION 8.  Right and Option to Repurchase Shares of Common Stock From
                      ----------------------------------------------------------
Management Purchasers Upon Termination of Employment.
----------------------------------------------------

          (a) In the event that any Management Purchaser ceases to be employed by the Company or Centennial or any subsidiary thereof on a full-time basis for any reason (including, without limitation, as a result of his death, disability, incapacity, retirement, resignation or dismissal with or without "cause" (as defined below)), the WCAS Purchasers shall have the right and option, but not the obligation, to purchase from such Management Purchaser (or in the case of his death, his legal representative), in such proportions as the WCAS Purchasers shall agree, any or all of the shares of Common Stock purchased by such Management Purchaser pursuant to the Purchase Agreement (the "Repurchase Shares"). In the event that the WCAS Purchasers exercise such right and option, the WCAS Purchasers shall pay to such Management Purchaser as the purchase price for such Repurchase Shares (the "Purchase Price"), an amount per share equal to the fair market value thereof as of the date such Management Purchaser ceased to be so employed by the Company or Centennial or any subsidiary thereof, such fair market value to be determined in good faith by the Board on a basis consistent with the manner of determining the fair market value of the Common Stock for purposes of offering of the Company's Common Stock to equity investors (the "Fair Market Value").

          (b) The WCAS Purchasers may exercise the right and option described in
Section 8(a) above by giving such Management Purchaser (or in the case of his death, his legal representative) a written notice of election to purchase at any time within 60 days after the date such employment ceases, which notice of election shall specify the number of shares to be purchased by each electing WCAS Purchaser and the Purchase Price for such shares. The closing for the purchase by the WCAS Purchasers of Repurchase Shares pursuant to Section 8(a) will take place at the offices of Welsh, Carson, Anderson & Stowe on the date specified in the written notice of election with respect to such shares, which date shall be a business day not later than 60 days (or such longer period as is necessary to obtain any necessary consents or approvals or to otherwise comply with applicable law) after the date such notice is given. At such closing, the Management Purchaser (or in the case of his death, his legal representative) will deliver such shares, duly endorsed for transfer, against payment in cash of the Purchase Price thereof.

          (c) In the event that the WCAS Purchasers choose not to exercise their rights and options under Section 8(a) hereof within the 60 day period referred to in Section 8(b), the Company shall have the right and option, but not the obligation, to purchase from the Management Purchaser whose employment was terminated (or in the case of his death, his legal representative) any or all of the Repurchase Shares. In the event that the Company exercises such right and option, the purchase price for such shares shall be the Purchase Price determined in accordance with Section 8(a).

          (d) The Company may exercise the right and option described in Section 8(c) above by giving such Management Purchaser (or in the case of his death, his legal representative) a written notice of election to purchase at any time within 30 days after the expiration of the 60 day period referred to in Section 8(b) above, which notice of election shall specify the number of Repurchase Shares to be purchased and the Purchase Price for such shares. The closing for the purchase by the Company of Repurchase Shares pursuant to Section 8(c) will take place at the offices of the Company on the date specified in the written notice of election with respect to such shares, which date shall be a business day not later than 60 days (or such longer period as is necessary to obtain any necessary consents or approvals or to otherwise comply with applicable law) after the date such notice is given. At such closing, the Management Purchaser (or in the case of his death, his legal representative) will deliver such shares, duly endorsed for transfer, against payment in cash of the Purchase Price thereof.

          SECTION 9.  Financial and Other Information.  For so long as any
                      -------------------------------
Stockholder holds at least 25% of the Common Stock held by it as of the date hereof, the Company shall furnish to such Stockholder:

          (i) within 90 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries as of the end of such fiscal year and the related consolidated statements of operations, changes in stockholders' equity and changes in financial position of the Company and its subsidiaries for the fiscal year then ended, together with supporting notes thereto, certified without qualification as to scope of audit by a firm of independent certified public accountants of recognized national standing selected by the Board of Directors of the Company;

          (ii) within 45 days after the end of each quarter in each fiscal year (other than the last quarter in each fiscal year), a consolidated balance sheet of the Company and its subsidiaries and the related consolidated statements of operations, changes in stockholders' equity and changes in financial position of the Company and its subsidiaries for the quarter then ended, unaudited but certified by the principal financial officer of the Company, such balance sheet to be as of the end of such quarter and such statements of operations, changes in stockholders' equity and changes in financial position to be for such quarter and for the period from the beginning of the fiscal year to the end of such quarter, in each case subject to normal year-end adjustments;

          (iii) within 30 days after the end of each month in each fiscal year, a consolidated balance sheet of the Company and its subsidiaries and the related consolidated statement of operations for the month then ended, unaudited but certified by the principal financial officer of the Company, such balance sheet to be as of the end of such month and such statement of operations to be for such month and for the period from the beginning of the fiscal year to the end of such month, in each case subject to normal year-end adjustments;

          (iv) promptly upon filing, copies of all registration statements, prospectuses, periodic reports and other documents filed by the Company with the SEC; and

          (v) promptly, from time to time, such other information regarding the operations, business, affairs and financial condition of the Company or any subsidiary as such Stockholder may reasonably request, subject to such confidentiality agreements as the Company may reasonably request.

          SECTION 10.  Legend on Stock Certificates.  Each certificate
                       ----------------------------
representing shares of Common Stock owned by any Stockholder shall conspicuously bear the following legend until such time as the shares represented thereby are no longer subject to the provisions hereof:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE FIRST AMENDED AND RESTATED STOCKHOLDERS AGREEMENT, DATED AS OF JANUARY 20, 1999, AMONG THE COMPANY AND THE OTHER PARTIES THERETO. COPIES MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE COMPANY."

          The Company covenants that it shall keep a copy of this Agreement on file at the address listed in Section 19 for the purpose of furnishing copies to the holders of record of shares of Common Stock.

          SECTION 11.  Duration of Agreement.  (a) This Agreement (other than
                       ---------------------
the provisions of Sections 1, 10, 11(b) and 15 through 25) shall terminate upon the earlier to occur of (i) the tenth anniversary of the date hereof or (ii) the consummation of (x) a Public Offering by the Company of Common Stock having an aggregate offering price to the public of not less than $50,000,000, and (y) the sale, transfer or other disposition (including a distribution by a limited partnership to its partners) by either the WCAS Purchasers or the Blackstone Purchasers to persons or entities not required to become parties hereto of at least 50% of the shares of Common Stock held by the WCAS Purchasers or the Blackstone Purchasers, as the case may be, on the date hereof.

          (b) The provisions of Sections 1, 10, 11(b) and 15 through 25 shall terminate upon the earlier to occur of (i) the tenth anniversary of the date hereof or (ii) the consummation of (x) a Public Offering by the Company of Common Stock having an aggregate offering price to the public of not less than $50,000,000, and (y) the sale, transfer or other disposition (including a distribution by a limited partnership to its partners) by both of the WCAS Purchasers and the Blackstone Purchasers to persons or entities not required to become parties hereto of at least 50% of the shares of Common Stock held by the WCAS Purchasers or the Blackstone Purchasers, respectively, on the date hereof.

          SECTION 12.  Advisory and Monitoring Fee.  On each anniversary of the
                       ---------------------------
date of this Agreement, the Company shall pay advisory and monitoring fees of
(i) $450,000, plus reasonable expenses, to WCA Management Corporation, or another entity or entities designated by the holders of a majority of the Common Stock held by the WCAS Purchasers, for so long as the WCAS Purchasers hold at least 25% of the shares of Common Stock held by the WCAS Purchasers on the date hereof, and (ii) $300,000, plus reasonable expenses, to Blackstone Management Partners III L.L.C., or another entity or entities designated by the holders of a majority of the Common Stock held by the Blackstone Purchasers, for so long as the Blackstone Purchasers hold at least 25% of the shares of Common Stock held by the Blackstone Purchasers on the date hereof. To the extent that payment of such monitoring fees is prohibited by any provision of any credit agreement or other debt instrument, the Company shall use commercially reasonable efforts to cause the lender or holder of such debt instrument to waive any such prohibition. If, despite such efforts, such lender or holder is unwilling to permit the Company to pay such monitoring fee, then any amounts not so paid shall accrue and shall bear interest at the rate of 13% per annum until paid, and the Company shall promptly pay such sums when no such prohibitions exist.

          SECTION 13.  Representations and Warranties by the Stockholders.  Each
                       --------------------------------------------------
Stockholder, severally and not jointly, represents and warrants to the Company and the other Stockholders as follows:

          (a) The execution, delivery and performance of this Agreement by such Stockholder will not violate any provision of applicable law, any order of any court or other agency of government, or any provision of any indenture, agreement or other instrument to which such Stockholder or any of his, her or its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument.

          (b) This Agreement has been duly executed and delivered by such Stockholder, and when executed by the other parties hereto will constitute the legal, valid and binding obligation of such Stockholder, enforceable in accordance with its terms.

          (c) The shares of Common Stock listed opposite the name of such Stockholder on Schedule I, Schedule II, Schedule III, Schedule IV or Schedule V hereof, as the case may be, constitute all the shares of Common Stock of the Company owned by such Stockholder as of the date hereof.

          SECTION 14.  Representations and Warranties by the Company.  The
                       ---------------------------------------------
Company hereby incorporates by reference and makes the representations and warranties set forth in the Purchase Agreement, to the extent applicable to this Agreement or the transactions contemplated hereby, as of the date hereof.

          SECTION 15.  Headings.  Headings of articles, sections and paragraphs
                       --------
of this Agreement are inserted for convenience of reference only and shall not affect the interpretation or be deemed to constitute a part hereof.

          SECTION 16.  Severability.  In the event that any one or more of the
                       ------------
provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable, such illegality, invalidity or unenforceability shall not affect any other provisions of this Agreement.

          SECTION 17.  Benefits of Agreement.  Nothing expressed by or mentioned
                       ---------------------
in this Agreement is intended or shall be construed to give any person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained, this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything in this Section 17 to the contrary, subject to compliance with the terms of this Agreement, each Stockholder shall have the right to assign its interests hereunder in whole or in part to any transferee of the Common Stock held by such Stockholder in compliance with this Agreement; provided, however, that such transferee shall agree in writing with the parties
--------  -------
hereto to be bound by, and to comply with, all applicable provisions of this Agreement and to be deemed to be a Stockholder for purposes of this Agreement (it being understood that for purposes of this Agreement any successor to or assigns of any (i) WCAS Purchaser shall be deemed to be a WCAS Purchaser, (ii) Blackstone Purchaser shall be deemed to be a Blackstone Purchaser, (iii) Signal Purchaser shall be deemed to be a Signal Purchaser, (iv) Management Purchaser shall be deemed to be a Management Purchaser and (v) Guayacan Purchaser shall be deemed to be a Guayacan Purchaser); provided, further, however, that whether or
                                    --------  -------  -------
not such transferee is assigned any interest hereunder, any transferee of a Stockholder shall agree in writing with the parties hereto to be bound by, and to comply with, all applicable provisions of this Agreement and to be deemed to be a Stockholder for purposes of this Agreement in the manner provided above so long as such transferee is, with respect to the transferring Stockholder, a transferee of the type specified in clause (i) or (iii) of Section 3(d). Any Stockholder may assign to any of its affiliates which are also Stockholders all or any part of its tag-along rights with respect to a particular proposed sale pursuant to Section 3 or its rights to purchase securities pursuant to Section 5; provided the aggregate number of shares of Common Stock to which such rights
   --------
apply with respect to all such affiliated Stockholders, taken as a whole, shall not be increased thereby. Except as expressly permitted hereby, each party=s rights and obligations under this Agreement shall not be subject to assignment or delegation by any party hereto, and any attempted assignment or delegation in violation hereof shall be null and void ab initio.
                                        -- ------

          SECTION 18.  Notice of Transfer.  To the extent that any Stockholder
                       ------------------
shall transfer any shares of Common Stock, notice of which transfer is not otherwise required to be delivered to the Stockholders hereunder, such Stockholder shall, within three days following consummation of such transfer, deliver notice thereof to the Company and the other Stockholders; provided,
                                                                  --------
however, that no such notice shall be required to be delivered unless the
-------
aggregate number of shares of Common Stock transferred by such Stockholder and its affiliates since the date of the last notice delivered by such Stockholder pursuant to this Section 17 exceeds 1% of the outstanding Common Stock.

          SECTION 19.  Notices.  Any notice or other communications required or
                       -------
permitted hereunder shall be deemed to be sufficient and received if contained in a written instrument delivered in person or by courier or duly sent by first class certified mail, postage prepaid, or by facsimile addressed to such party at the address or facsimile number set forth below:

          (1)  if to the Company, to it at:
               1305 Campus Parkway
               Neptune, New Jersey 07753
               Telecopy Number: (732) 919-1022
               Attention: President

          with a copy to:

               Reboul, MacMurray, Hewitt, Maynard & Kristol
               45 Rockefeller Plaza
               New York, New York  10111
               Telecopy Number:  (212) 841-5725
               Attention: Robert A. Schwed, Esq.

          (2) if to any Stockholder, to the address of such Stockholder appearing in Schedule I, Schedule II, Schedule III, Schedule IV or Schedule V hereto;

or, in any case, at such other address or facsimile number as shall have been furnished in writing by such party to the other parties hereto. All such notices, requests, consents and other communications shall be deemed to have been received (a) in the case of personal or courier delivery, on the date of such delivery, (b) in the case of mailing, on the fifth business day following the date of such mailing and (c) in the case of facsimile, when received.

          SECTION 20.  Entire Agreement; Modification.  This Agreement
                       ------------------------------
(including the Schedules hereto) constitutes the entire agreement of the parties with respect to the subject matter hereof (without limiting the foregoing, the Original Stockholders Agreement is hereby superseded in its entirety) and may not be amended or modified except by an instrument in writing signed by the Company and a majority in interest of (i) the WCAS Purchasers, (ii) the Blackstone Purchasers and (iii) only in the case of any such modification affecting their rights hereunder, the Signal Purchasers, the Management Purchasers and/or the Guayacan Purchasers, as the case may be. Any waiver of any provision of this Agreement must be in a writing signed by the party against whom enforcement of such waiver is sought.

          SECTION 21.  Covenants Bind Successors and Assigns.  All the
                       -------------------------------------
covenants, stipulations, promises and agreements in this Agreement contained by or on behalf of any party shall bind its successors and permitted assigns, whether so expressed or not.

          SECTION 22.  Counterparts.  This Agreement may be executed in any
                       ------------
number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

          SECTION 23.  Changes in Common Stock.  If, and as often as, there are
                       -----------------------
any changes in the Common Stock by way of stock split, stock dividend, combination or reclassifica-tion, or through merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof as may be required so that the rights and privileges granted hereby shall continue with respect to the Common Stock as so changed.

          SECTION 24.  Specific Performance.  Each party hereto agrees that a
                       --------------------
remedy at law for any breach or threatened breach by such party of this Agreement would be inadequate and therefore agrees that any other party hereto shall be entitled to specific performance of this Agreement in addition to any other available rights and remedies in case of any such breach or threatened breach.

          SECTION 25.  Governing Law.  This Agreement shall be governed by,
                       -------------
enforceable under, and construed in accordance with the laws of the State of Delaware.

          IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as a sealed instrument, all as of the day and year first above written.

                         CENTENNIAL CELLULAR CORP.



                         By /s/ Michael J. Small
                           ----------------------------------
                         Name:  Michael J. Small
                         Title: Chief Executive Officer


                         WELSH, CARSON, ANDERSON & STOWE VII, L.P.
                         By WCAS VII Partners, L.P., General Partner



                         By /s/ Laura VanBuren
                           ----------------------------------
                                 General Partner


                         WELSH, CARSON, ANDERSON & STOWE VIII, L.P.
                         By WCAS VIII Associates, L.L.C., General Partner



                         By /s/ Laura VanBuren
                           ----------------------------------
                                Managing Member


                         WCAS CAPITAL PARTNERS III, L.P.
                         By WCAS CP III Associates, L.L.C., General Partner



                         By /s/ Laura VanBuren
                           ----------------------------------
                                Managing Member


                         WCAS INFORMATION PARTNERS, L.P.



                         By /s/ Bruce K. Anderson
                           ----------------------------------
                                 General Partner

                         Patrick J. Welsh
                         Russell L. Carson
                         Bruce K. Anderson
                         Andrew M. Paul
                         Thomas E. McInerney
                         Laura VanBuren
                         Robert A. Minicucci
                         Anthony J. de Nicola
                         Paul B. Queally
                         Lawrence B. Sorrel
                         Priscilla A. Newman
                         Rudolph E. Rupert
                         D. Scott Mackesy


                         By /s/ Laura VanBuren
                           ----------------------------------
                              Laura M. VanBuren
                              Individually and
                              as Attorney-in-fact



                         KRISTIN M. ANDERSON TRUST



                         By: /s/ Patrick J. Welsh
                            ---------------------------------
                                    Trustee



                         MARK S. ANDERSON TRUST



                         By: /s/ Patrick J. Welsh
                           ----------------------------------
                                    Trustee



                         DANIEL B. ANDERSON TRUST



                         By: /s/ Patrick J. Welsh
                           ----------------------------------
                                     Trustee

                         BLACKSTONE CCC CAPITAL PARTNERS L.P.
                         By: Blackstone Management Associates III L.L.C.,
                              Its general partner


                         By /s/ Mark T. Gallogly
                            -------------------------------------------
                            Name: Mark T. Gallogly
                            Title: Senior Managing Director


                         BLACKSTONE CCC OFFSHORE CAPITAL
                         PARTNERS L.P.
                         By: Blackstone Management Associates III L.L.C.,
                              Its general partner


                         By /s/ Mark T. Gallogly
                            -------------------------------------------
                            Name: Mark T. Gallogly
                            Title: Senior Managing Director


                         BLACKSTONE FAMILY INVESTMENT PARTNERSHIP III L.P.
                         By: Blackstone Management Associates III L.L.C.,
                              Its general partner


                         By /s/ Mark T. Gallogly
                            -------------------------------------------
                            Name: Mark T. Gallogly
                            Title: Senior Managing Director

                         SIGNAL/CENTENNIAL PARTNERS, L.L.C.
                         By: Signal/Centennial Associates, L.L.C.
                         By: Signal Partners, L.L.C.


                         By /s/ Timothy P. Reilly
                            -------------------------------------------
                                 Managing Member



                         ROBERT W. BAIRD & CO., INC., TRUSTEE F/B/O
                         MICHAEL J. SMALL ROLLOVER IRA



                         By: /s/ Michael J. Small
                            -------------------------------------------
                         Title:



                            /s/ Michael J. Small
                            -------------------------------------------
                                  Michael J. Small



                            /s/ Peter W. Chehayl
                            -------------------------------------------
                                  Peter W. Chehayl



                           /s/ Edward G. Owen
                            -------------------------------------------
                                  Edward G. Owen



                         GUAYACAN PRIVATE EQUITY FUND, L.P.

                         By Advent-Morro Equity Partners, Inc., General Partner


                         By /s/ Cyril Meduna
                            -------------------------------------------
                            Name: Cyril Meduna
                            Title: President

                                  SCHEDULE I

                                WCAS Purchasers
                                ---------------

                                                            Number of Shares
Name and Address of Purchaser                               of Common Stock
-----------------------------                               ---------------

Welsh, Carson, Anderson & Stowe VII, L.P.                      1,944,351

Welsh, Carson, Anderson & Stowe VIII, L.P.                    14,374,000

WCAS Information Partners, L.P.                                   68,223

WCAS Capital Partners III, L.P.                                1,626,507

Patrick J. Welsh                                                 155,328

Russell L. Carson                                                155,328

Bruce K. Anderson                                                145,092

Kristin M. Anderson Trust                                          3,411

Mark S. Anderson Trust                                             3,411

Daniel B. Anderson Trust                                           3,411

Thomas E. McInerney                                              155,328

Andrew M. Paul                                                   118,344

Robert A. Minicucci                                               60,036

Anthony J. de Nicola                                              13,644

Paul B. Queally                                                   12,621

Lawrence B. Sorrel                                                13,644

Rudolph E. Rupert                                                 13,644

D. Scott Mackesy                                                   3,411

Priscilla A. Newman                                                4,434

Laura M. VanBuren                                                  1,365
                                                              ----------

TOTAL:                                                        18,875,533
c/o Welsh, Carson, Anderson & Stowe
     320 Park Avenue, Suite 2500
     New York, New York  10022
     Telecopy:  (212) 893-9575
     Attention:  Thomas E. McInerney

                                  SCHEDULE II

                             Blackstone Purchasers
                             ---------------------

                                                  Number of Shares
Name and Address of Purchaser                     of Common Stock
-----------------------------                     ---------------

Blackstone CCC Capital Partners L.P.                    7,471,074

Blackstone CCC Offshore Capital
 Partners L.P.                                          1,356,165

Blackstone Family Investment
Partnership III L.P.                                      563,442
                                                        ---------

TOTAL                                                   9,390,681

c/o The Blackstone Group
     345 Park Avenue
     New York, New York 10154
     Attn: Mark T. Gallogly
     Telecopy: 212-754-8704

     with a copy to:

     Robert L. Friedman
     Simpson Thacher & Bartlett
     425 Lexington Avenue
     New York, New York 10017
     Telecopy: 212-455-2502

                                  SCHEDULE III

                               Signal Purchasers
                               -----------------

                                            Number of Shares
Name and Address of Purchaser               of Common Stock
-----------------------------               ---------------

Signal/Centennial Partners, L.L.C.  .          426,393
     10 East 53rd Street
     32nd Floor
     New York, NY 10022
     Telecopy: (212) 253-4235
     Attention: Alfred J. Puchala

     with a copy to:

     O'Sullivan, Graev & Karabell, LLP
     30 Rockefeller Plaza
     New York, NY 10112
     Telecopy:  (212) 408-2420
     Attention:  Phyllis Schwartz, Esq.

                                  SCHEDULE IV

                             Management Purchasers
                             ---------------------

                                                 Number of Shares
Name and Address of Purchaser                    of Common Stock
-----------------------------                    ---------------

     Michael J. Small                                 18,000

     Michael J. Small Rollover IRA                    12,000

     Peter W. Chehayl                                  7,500

     Edward G. Owen                                   15,000
                                                      ------

     TOTAL:                                           52,500

     c/o Centennial Cellular Corp.
     1305 Campus Parkway
     Neptune, NJ 07753

                                   SCHEDULE V

                              Guayacan Purchasers
                              -------------------

                                                  Number of Shares
Name and Address of Purchaser                     of Common Stock
-----------------------------                     ---------------


     Guayacan Private Equity Fund, L.P.               170,556

     c/o Advent-Morro Equity Partners, Inc.
     206 Tetuan Street, Suite 903
     San Juan, Puerto Rico
     Telecopy: (787) 721-1735
     Attention: Mr. Zoilo Mendez